                                                                 Exhibit 12


                         THE STANLEY WORKS AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS TO FIXED CHARGES
                              (in Millions of Dollars)

                                                             FIRST QUARTER
                                                             1995    1994



    Earnings before income taxes                             $46.3   $41.3

    Add:
         Portion of rents representative of
            interest factor                                    3.3     2.9
         Interest expense                                      8.8     8.0
         Amortization of capitalized interest                  0.1     0.1
                                                             -----   -----
    Income as adjusted                                       $58.5   $52.3
                                                             =====   =====
    Fixed charges:
         Interest expense                                     $8.8    $8.0
         Portion of rents representative of
            interest factor                                    3.3     2.9
                                                             -----   -----
    Fixed charges                                            $12.1   $10.9
                                                             =====   =====
    Ratio of earnings to fixed charges                        4.83    4.80
                                                             =====   =====